[TIDEWATER LOGO]	Tidewater

June 22, 2004

A Reminder To Vote

EquiServe previously sent you proxy materials for voting shares under Tidewater's Savings Plan and Grantor Stock Trust. Your vote will be counted at our Annual Meeting of Stockholders on July 15, 2004.

According to EquiServe records, your proxy hasn't yet been received. Since the time until the Annual Meeting is short and your vote is very important, I encourage you to vote as soon as possible, whether by Internet, phone, or U.S. mail.

If you vote by Internet or telephone, you will need the number printed in the gray rectangular box on the enclosed proxy card. To vote by mail, mark your proxy card, sign, date and return it in the postage-paid envelope provided. If you vote by Internet or telephone, please do not mail in your proxy card.

Please note that management recommends a vote in favor of the proposals to elect directors and ratify the selection of Deloitte & Touche. Management recommends a vote against the stockholder proposal to declassify the Board.

The Board's reasons for opposing the stockholder proposal are set forth in the proxy statement. Among the reasons, the Board feels that a declassified Board (one where all Directors are elected on an annual basis, rather than staggered through 3 year terms) will make it much easier for a corporate raider to effect a proxy fight and to ultimately dismantle our anti-takeover defenses, thus potentially prejudicing our ability to remain an independent company.

Please contact Cliffe Laborde or Mike Goldblatt if you have any questions about the proxy materials or voting procedures. Thank you.

Best Regards,

/s/ Dean Taylor

Dean Taylor

TIDEWATER INC.

Pan-American Life Center

601 Poydras Street, Suite 1900

New Orleans, Louisiana 70130-6040

Telephone: (504) 568-1010

Telecopy: (504) 566-4514